                                                                    EXHIBIT 23.4

                              DWQ ASSOCIATES, LTD.
                              38 NORTH COURT STREET
                              PROVIDENCE, RI 02903


                                February 9, 2001




The Board of Directors of
Barnstable Holding Co., Inc.
47 Old Yarmouth Road
Hyannis, MA 02601


Ladies and Gentlemen:


         We hereby consent to (i) the inclusion of our written opinion dated February 9, 2001 to the board of directors of Barnstable Holding Co., Inc. (the "Company") as Appendix B to the proxy statement/prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement on Form S-4 relating to the merger of the Company with CWS Barnstable Acquisition Corp., a wholly-owned subsidiary of Connecticut Water Service, Inc., (ii) the reproduction and distribution of our written opinion dated April 10, 2000 to the board of directors of the Company as contemplated by the section of the Proxy Statement/Prospectus captioned "The Merger -- Opinion of DWQ Associates, Ltd.",
(iii) all references to DWQ Associates, Ltd. on the cover page and in the sections of the Proxy Statement/Prospectus captioned "The Merger -- Background to the Merger -- Barnstable" and "The Merger -- Opinion of DWQ Associates, Ltd.", (iv) all references to our oral advice to the board of directors of the Company in the section of the Proxy Statement/Prospectus captioned "The Merger -- Background to the Merger -- Barnstable" and (v) the summary of our April 10, 2000 and February 9, 2001 written opinions to the board of directors of the Company in the section of the Proxy Statement/Prospectus captioned "The Merger -- Opinion of DWQ Associates, Ltd."



                                  Sincerely,

                                  DWQ ASSOCIATES, LTD.



                                  By: /s/ David Quigley
                                     -----------------------
                                  Title: President